As filed with the Securities and Exchange Commission on October 30, 2017.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Andeavor Logistics LP

(Exact Name of Registrant as Specified in its Charter)

Delaware	27-4151603
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

19100 Ridgewood Parkway
San Antonio, TX	78259
(Address of Principal Executive Offices)	(Zip Code)

Western Refining Logistics, LP 2013 Long-Term Incentive Plan
(Full Title of Plan)

Kim K. W. Rucker
Andeavor Logistics LP
19100 Ridgewood Parkway
San Antonio, Texas 78259
(210) 626-6000
(Name, address, and telephone number, including area code, of agent for service)

With copies to:
Sean Wheeler
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
(713) 546-7400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per Unit(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)
Common units representing limited partnership interests	66,456	$44.96	$2,987,861.76	$371.99

(1)
This registration statement (this “Registration Statement”) covers the issuance of an aggregate of 66,456 common units representing limited partner interests (“Partnership Common Units”) of Andeavor Logistics LP, a Delaware limited partnership (the “Registrant”). At the effective time of the Merger (as defined in the Explanatory Note below), 126,994 common units of Western Refining Logistics, LP (“WNRL”) were subject to outstanding equity or equity-based awards under the 2013 Long-Term Incentive Plan of Western Refining Logistics, LP (the “Plan”). The number of Partnership Common Units that may be issued pursuant to the Plan have been converted in accordance with the terms of the Merger Agreement (as defined herein).

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Partnership Common Units that may become issuable under the Plan pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of the registrant’s outstanding Partnership Common Units.

(3)
Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices per unit of the Partnership Common Units as reported on the New York Stock Exchange on October 25, 2017.

(4)
Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $124.50 per $1,000,000 of the proposed maximum aggregate offering price. Pursuant to Rule 457(p) under the Securities Act, the total amount of the registration fee due is offset by $371.99, representing a portion of the dollar amount of the filing fee previously paid by the Registrant that corresponds to unsold units registered pursuant to the Registrant’s Registration Statement on Form S-4 (File No. 333-220088) filed under the Securities Act on August 21, 2017. Accordingly, the filing fee transmitted herewith is $0.

EXPLANATORY NOTE
On October 30, 2017 (the “Effective Time”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 13, 2017, by and among the Registrant, WNRL, Tesoro Logistics GP, LLC, a Delaware limited liability company and the general partner of the Registrant (the “General Partner”), Western Refining Logistics GP, LLC, a Delaware limited liability company and the general partner of WNRL (the “WNRL General Partner”), WNRL Merger Sub LLC, a newly formed Delaware limited liability company and direct, wholly owned subsidiary of the Registrant (“LP Merger Sub”) and WNRL GP Merger Sub LLC, a newly formed Delaware limited liability company and direct, wholly owned subsidiary of the Registrant (“GP Merger Sub” and, together with LP Merger Sub, the “Merger Subs”), (i) LP Merger Sub merged with and into WNRL and the separate existence of LP Merger Sub ceased, with WNRL as the surviving entity, and (ii) GP Merger Sub merged with and into WNRL General Partner and the separate existence of GP Merger Sub ceased, with WNRL General Partner as the surviving entity (clauses (i) and (ii) together, the “Merger”).
This Registration Statement is filed by the Registrant for the purpose of registering 66,456 Partnership Common Units subject to outstanding equity or equity-based awards under the Plan that have been assumed by the Registrant in connection with the consummation of the Merger and awards to be granted under the Plan following the Merger.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Item 1. Plan Information
The documents containing the information specified in Part I will be sent or given to employees participating in the Plan as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b), or additional information about the Plan, will be available without charge.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The following documents, which have been filed with the Commission by the Registrant pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)
the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on February 21, 2017, which contains audited financial statements for the latest period for which such statements have been filed;

(b)
the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the Commission on May 9, 2017 and the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed with the Commission on August 9, 2017;

(c)
the Registrant’s current reports on Form 8-K filed with the Commission on January 6, 2017, February 22, 2017, February 24, 2017 (excluding Item 7.01), April 26, 2017, May 19, 2017, June 1, 2017, August 1, 2017, August 14, 2017, August 21, 2017, August 22, 2017, September 28, 2017 and October 30, 2017; and

(d)
the description of the Partnership Common Units contained in the Registrant's Registration Statement on Form 8-A, filed with the Commission under Section 12(b) of the Exchange Act on April 15, 2011, and any other amendments or reports filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement (except for the portions of the Registrant’s Current Reports on Form 8-K furnished or otherwise not filed with the Commission which are deemed not to be incorporated by reference into this Registration Statement) and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
    Not applicable.
Item 6. Indemnification of Directors and Officers
    Section 7.7 of the Registrant’s Second Amended and Restated Agreement of Limited Partnership dated as of October 30, 2017 (the “Partnership Agreement”) provides that the Registrant will indemnify and hold harmless (1) TLLP GP, as its general partner, (2) any departing general partner of the Registrant (a “Departing GP”), (3) any person who is or was an affiliate of TLLP GP or a Departing GP, (4) any person who is or was a manager, managing member, director, officer, employee, agent, fiduciary or trustee of the Registrant or a subsidiary, TLLP GP, any Departing GP or any of their affiliates, (5) any person who is or was serving at the request of TLLP GP or a Departing GP or any affiliate of TLLP GP or a Departing GP as an manager, managing member, director, officer, employee, agent, fiduciary or trustee of another person; provided that a person is not an indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (6) any person TLLP GP designates as an indemnitee for purposes of the Partnership Agreement to the fullest extent permitted by law (subject to any limitations expressed in the Partnership Agreement) (each an “Indemnitee”) from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, in which any Indemnitee may be involved, or is threatened to be involved. Any indemnification described above will only be made out of the assets of the Registrant. Unless TLLP GP otherwise agrees, in its sole discretion, TLLP GP will not be personally liable for or have any obligation to contribute or lend funds or assets to the Registrant to enable the Registrant to effectuate indemnification.
To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding will, from time to time, be advanced by the Registrant, subject to certain conditions. Section 7.7 of the Partnership Agreement also permits the Registrant to purchase and maintain insurance on behalf of TLLP GP, its affiliates and any other person as TLLP GP may determine in its discretion, against any liability that may be asserted against, or expense that may be incurred by, such person in connection with the Registrant’s activities or such person’s activities on behalf of the Registrant, regardless of whether the Registrant would have the power to indemnify such person against such liabilities under the Partnership Agreement.
Subject to any terms, conditions, or restrictions set forth in the Partnership Agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. TLLP GP maintains directors and officers liability insurance for the benefit of its directors and officers.
Item 7. Exemption from Registration Claimed
    Not applicable.
Item 8. Exhibits
    The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this Registration Statement.
Item 9. Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, in the State of Texas, on the 30th day of October, 2017.

Andeavor Logistics LP
By: Tesoro Logistics GP, LLC, its general partner
By:	/s/ BLANE W. PEERY
Blane W. Peery,
Vice President and Controller
POWERS OF ATTORNEY
    Each person whose signature appears below constitutes and appoints Gregory J. Goff, Steven M. Sterin and Blane W. Peery, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to do any and all things and to sign in his or her name, place and stead, in any and all capacities, this Registration Statement on Form S-8 and any and all amendments thereto (including post-effective amendments), and any other documents in connection therewith, and to file the same with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and things requisite and necessary to be done as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ GREGORY J. GOFF	Chairman and Chief Executive Officer	October 30, 2017
Gregory J. Goff	(Principal Executive Officer)

/s/ STEVEN M. STERIN	President, Chief Financial Officer and Director	October 30, 2017
Steven M. Sterin	(Principal Financial Officer)

/s/ BLANE W. PEERY	Vice President and Controller	October 30, 2017
Blane W. Peery	(Principal Accounting Officer)

/s/ RAYMOND J. BROMARK	Director	October 30, 2017
Raymond J. Bromark

/s/ JAMES H. LAMANNA	Director	October 30, 2017
James H. Lamanna

/s/ THOMAS C. O'CONNOR	Director	October 30, 2017
Thomas C. O’Connor

/s/ JEFF A. STEVENS	Director	October 30, 2017
Jeff A. Stevens

/s/ MICHAEL E. WILEY	Director	October 30, 2017
Michael E. Wiley

EXHIBIT INDEX

Exhibit No.	Description

4.1
Certificate of Limited Partnership of Andeavor Logistics LP, dated December 3, 2010, as amended (incorporated by reference herein to Exhibit 3.1 to Andeavor Logistics LP’s Current Report on Form 8-K filed on August 1, 2017, File No. 001-35143).

4.2
Amended and Restated Agreement of Limited Partnership of Andeavor Logistics LP, dated April 26, 2011, as amended (incorporated by reference herein to Exhibit 3.2 to Andeavor Logistics LP’s Current Report on Form 8-K filed on August 1, 2017, File No. 001-35143).

5.1*	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24.1	Power of Attorney (set forth on signature page).

99.1	Western Refining Logistics, LP 2013 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.7 to Western Refining Logistics, LP’s Current Report on Form 8-K, filed on October 22, 2013).

*Filed herewith